                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           ------------------------



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                April 15, 1998



                                FMC CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



          Delaware                       1-2376                  94-4079804
----------------------------          -----------            ------------------
(State or other jurisdiction          (Commission             (I.R.S. Employer
      of incorporation)               File Number)           Identification No.)



              200 East Randolph Drive, Chicago, Illinois   60601
              --------------------------------------------------
              (Address of principal executive offices) (Zip Code)



                                (312) 861-6000
                        ------------------------------
                        Registrant's telephone number,
                        including area code

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Item 5.  Other Events

On April 15, 1998, FMC Corporation issued the following release:

FMC REPORTS 1998 FIRST QUARTER RESULTS

CHICAGO, April 15, 1998 -- FMC Corporation today reported first quarter sales of $1 billion, up slightly from the 1997 first quarter. After-tax income from continuing operations, before the cumulative effect of a change in accounting principle, was $27 million, up 26 percent from $21 million in last year's quarter. Earnings per share from continuing operations on a diluted basis, before the effect of the change in accounting principle, were $0.75 in the first quarter 1998, compared with $0.56 in the 1997 period.

     According to FMC Chairman and Chief Executive Officer Robert N. Burt:
"First quarter results are a solid indication that we are recovering and gaining momentum from our fourth quarter earnings problems. We believe our results will show similar trends in the second quarter and the remainder of the year."

Review of Operations

     Machinery and Equipment sales of $466 million were essentially flat compared with the first quarter of 1997. Profits of $23 million were up 38 percent from $17 million in last year's quarter. Energy equipment profits were up from the first quarter 1997, reflecting higher sales and margins as the energy business continued its momentum from last year. In addition, FMC received a $230 million order for the Terra Nova project on the Grand Banks of Newfoundland, as well as large orders from Statoil and Shell during the quarter. Airport Products sales were down slightly, but profits increased on improved margins. FMC FoodTech sales and profits were down from last year's quarter, reflecting its weak backlog position at the beginning of the year. Machinery and Equipment backlog at the end of the first quarter 1998 was $1.4 billion, up 41 percent from $1 billion at year-end 1997, reflecting the large increase in energy equipment orders.

     Industrial Chemicals sales were $237 million, up slightly from the first quarter 1997. Earnings were $33 million compared with $35 million in last year's quarter. Soda ash sales and profits were down compared with first quarter 1997, reflecting expected lower export volumes and prices to Asia. Hydrogen peroxide sales were lower, and earnings were up slightly, due to improved margins as cost control efforts offset continuing weak pricing. Phosphorus sales and profits were up, reflecting higher volumes and lower depreciation.

     Performance Chemicals sales were $326 million, up 10 percent from $297 million in the first quarter 1997, and earnings were $34 million, up 15 percent from $30 million in last year's quarter. Agricultural products sales and profits were up, primarily due to increased sales of Authority and Command herbicides, as well as lower costs due to restructuring initiatives. Process changes were implemented at the Authority herbicide plant in January, and the plant is currently at targeted production rates. Specialty chemicals sales were down slightly, while profits rose slightly compared with last year, reflecting improved food ingredients margins.

     Net interest expense was $25 million, down 18 percent from $30 million last year, due to lower debt levels. Corporate expenses were $23 million, even with the previous year's quarter.

     During the quarter, the company adopted the provisions of a new accounting standard, AICPA Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which required the after-tax write-off of $36 million of previously capitalized start-up costs. The impact from this write-off is shown below after-tax income from continuing operations in the company's income statement. FMC's resulting net loss after adopting the new accounting principle was $9 million, or $0.26 per share on a diluted basis, compared with net income for the 1997 first quarter of $40 million or $1.05 per share.

     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry and agriculture. FMC employs approximately 17,000 people at more than 100 manufacturing facilities and mines in more than 25 countries. The company divides its businesses into three major segments: Machinery and Equipment, Industrial Chemicals and Performance Chemicals.

                                   #   #   #



Safe Harbor Statement under the Private Securities Litigation Act of 1995. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified above and in the corporation's Form 10-K report and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal liability to the contrary.
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                 FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 ---------------------------------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  -------------------------------------------
             (Unaudited and in millions, except per share amounts)

                                                                Three Months
                                                               Ended March 31
                                                      ---------------------------------
                                                         1998                  1997
                                                      -----------           -----------
Sales                                                 $   1,022.4           $     992.9
Other revenue                                                16.6                   9.5
                                                      -----------           -----------

Total revenue                                             1,039.0               1,002.4

Total costs and expenses                                    977.3                 942.1
                                                      -----------           -----------

                                                             61.7                  60.3

Minority interests                                            0.9                   2.4
Net interest expense                                         24.6                  30.1
                                                      -----------           -----------
Income from continuing operations
     before income taxes and cumulative effect of
     change in accounting principle                          36.2                  27.8

Provision for income taxes                                    9.4                   6.6
                                                      -----------           -----------

Income from continuing operations before cumulative
     effect of change in accounting principle                26.8                  21.2

Discontinued operation, net of income taxes                     -                  18.8
Cumulative effect of change in accounting
     principle, net of income taxes                         (36.1)                    -
                                                      -----------           -----------

Net income (loss)                                     $      (9.3)          $      40.0
                                                      ===========           ===========

Basic earnings (loss) per common share:
  Continuing operations                               $      0.77           $      0.57
  Discontinued operation                                        -                  0.50
  Cumulative effect of change in accounting
     principle                                              (1.04)                    -
                                                      -----------           -----------

  Net income (loss) per common share                  $     (0.27)          $      1.07
                                                      ===========           ===========

Average number of shares used in basic
     earnings (loss) per share computations                  34.8                  37.2
                                                      ===========           ===========

Diluted earnings (loss) per common share:
  Continuing operations                               $      0.75           $      0.56
  Discontinued operation                                        -                  0.49
  Cumulative effect of change in accounting
     principle                                              (1.01)                    -
                                                      -----------           -----------

  Net income (loss) per common share                  $     (0.26)          $      1.05
                                                      ===========           ===========

Average number of shares used in diluted
     earnings (loss) per share computations                  35.8                  38.1
                                                      ===========           ===========

Note: Prior period amounts have been restated to present the Defense Systems segment as a discontinued operation.
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PAGE 5


                 FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 ---------------------------------------------
                             INDUSTRY SEGMENT DATA
                             ---------------------
                          (Unaudited and in millions)


                                                        Three
                                                        Months
                                                        Ended
                                                       March 31
                                              --------------------------
                                                 1998            1997
                                              ----------      ----------
Sales
-----
Machinery and Equipment                       $    466.2      $    467.0

Industrial Chemicals                               237.1           235.5

Performance Chemicals                              326.4           297.4

Eliminations                                        (7.3)           (7.0)
                                              ----------      ----------

                                              $  1,022.4      $    992.9
                                              ==========      ==========


Income from continuing operations
---------------------------------
before income taxes and cumulative
----------------------------------
effect of change in accounting principle
----------------------------------------

Machinery and Equipment                       $     22.9      $     16.5
Industrial Chemicals                                32.5            35.2
Performance Chemicals                               34.4            29.9
                                              ----------      ----------
Operating profit from continuing
     operations                                     89.8            81.6

Corporate                                          (23.3)          (23.3)
Other income and (expense), net                     (5.7)           (0.4)

Net interest expense                               (24.6)          (30.1)
                                              ----------      ----------
Income from continuing operations
     before income taxes and cumulative
     effect of change in accounting
     principle                                $     36.2      $     27.8
                                              ==========      ==========

Note: Prior period amounts have been restated to present the Defense Systems segment as a discontinued operation.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            FMC CORPORATION


                            By /s/ J. Paul McGrath
                               -----------------------------
                               J. Paul McGrath
                               Senior vice president, general
                                counsel and secretary



Date April 16, 1998